Exhibit 99.27(i)

COST SHARING AGREEMENT

THIS COST SHARING AGREEMENT (this “Agreement” ) is made and entered into with an effective date of the 1st day of January 2022 (the “Effective Date”), by and among Aspida Life Insurance Company (“ALIC”), Aspida Financial Services, LLC, (the “AFS”), Aspida Holdings Ltd. (“Holdings Ltd.”), Aspida Holdings, LLC (“Holdings LLC”), Aspida Risk Advisors LLC (“ARA” and together with ALIC, AFS, Holdings Ltd., Holdings LLC and ARA, the “Aspida Companies”) and their respective direct and indirect subsidiaries and affiliates which have executed signature pages to this Agreement. The Aspida Companies may be individually referred to in this Agreement as a “Party,” and collectively the “Parties”.

RECITALS

WHEREAS, the Aspida Companies, on behalf of themselves and their respective subsidiaries and affiliates, desire to have each other continue to perform certain Services (as defined below) on behalf of one another and to the extent practicable, reflect actual costs to the Recipient (as defined below), and are arrived at in a fair and equitable manner;

WHEREAS, ALIC is a corporation domiciled in the state of Michigan;

WHEREAS, certain subsidiaries of Holdings Ltd., who are anticipated to join this Agreement at a later date pursuant to Section 9 below, are Class E insurers under the Insurance Act 1978, and related regulations, as amended (“Insurance Act”) and are licensed and supervised by the Bermuda Monetary Authority (“BMA”);

WHEREAS, ALIC is registered as a domestic insurer under the Michigan Insurance Code of 1956, as amended (“MI Insurance Code”), and is licensed and supervised by the Michigan Department of Insurance and Financial Services (“MIDIFS”);

WHEREAS, the provision of the Services shall, of necessity, involve a Party rendering such Services (the “Provider”);

WHEREAS, the receipt of the Services shall, of necessity, involve a Party receiving such Services (each a “Recipient” and collectively the “Recipients”); and

WHEREAS, the Parties desire to properly distribute and allocate expenses related to the Services to the Recipients.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained in this Agreement, the Parties agree as follows:

1.	Services.

a.	Services Provided. Provider may provide services listed in Exhibit A (the “Services”) to the Recipients from time to time from the Effective Date until termination in accordance with Section 15 of this Agreement.

b.	Ultimate Responsibility. The Parties acknowledge and agree that with respect to any insurance company receiving the Services, such insurance company shall continue to have ultimate responsibility for the functions being delegated hereunder and will monitor the Services for quality assurance.

c.	No Advancement of Funds. The Parties acknowledge and agree that no insurance company receiving Services under this Agreement will advance funds to an affiliate hereunder except to pay for Services hereunder.

2.	Management of Employees. The Provider's employees shall, at all times, operate under the management and control of the executive officers of the Provider. The executive officers of the Provider shall maintain the right to hire additional employees and to otherwise commence any and all necessary and appropriate management action with respect to the Provider's employees performing the Services.

3.	Limited Warranty.

a.	Provider warrants that it shall perform the Services:

(i)	In accordance with the terms and subject to the conditions set out in this Agreement;

(ii)	Using personnel of commercially reasonable skill, experience, and qualifications; and

(iii)	In a timely and professional manner in accordance with generally recognized industry standards for similar services.

b.	Provider's sole and exclusive liability and Recipients' sole and exclusive remedy for breach shall be as follows:

(i)	Provider shall use reasonable commercial efforts to promptly cure any such breach; provided, that if Provider cannot cure such breach within a reasonable time (but no more than thirty (30) days) after Recipients' written notice of such breach, such Recipient may, at its option, cease to participate in this Agreement by serving written notice of termination of its participation to the Provider and the other Recipients.

(ii)	In the event this Agreement is terminated, Provider shall within ninety (90) days after the effective date of termination, refund to Recipients any fees paid by such Recipient as of the date of termination for the Services that were not rendered. The foregoing remedy shall not be available unless such Recipient provides written notice of such breach within ninety (90) days.

c.	PROVIDER MAKES NO WARRANTIES EXCEPT FOR THOSE PROVIDED IN SECTION 3.a. ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED.

4.	Costs Not Subject to Allocation. The Parties may determine that an expense item or group of expenses are one hundred percent (100%) chargeable to a specific Recipient and are therefore not subject to allocation or cost sharing amongst the other Recipients.

5.	Allocation of Costs and Allocation Methods. Costs associated with the Services shall be allocated to the Recipients based on standard allocation techniques and procedures fairly applied and acceptable under general cost accounting techniques and procedures. The books, accounts and records shall be so maintained as to clearly and accurately disclose the nature and details of the transactions including such accounting information as is necessary to support the expenses apportioned to the respective Parties. The following methods or some combination thereof, shall be used as appropriate to allocate expenses to the Recipients:

a.	Special Cost Studies;

b.	Individual Time Estimates;

c.	Policies in Force;

d.	Direct Written Premiums;

f.	Paid Losses;

g.	Prices for similar services performed by third parties;

h.	Pro rata share of the Provider's employees, or their salaries; and/or

i.	Any other method agreed to by the Parties that are in conformity with NAIC statutory accounting principles, the Insurance Act, the MI Insurance Code, applicable guidance or policies issued by the BMA or the MIDIFS, transfer pricing requirements, or other accounting principles or requirements, as applicable.

6.	Maintenance and Payment of Expenses.

a.	The Provider shall maintain expenses for operational and administrative Services provided hereunder in sufficient detail to facilitate proper allocation to the Recipients, including the cost allocation methodology.

b.	The Recipients shall remit payment of all amounts due and payable within sixty (60) calendar days of the end of the month in which such benefit has been delivered. Intercompany transactions are recorded to facilitate the transactions between affiliated companies and are settled with cash. Estimated settlements may be executed as needed to maintain equity of cash flows in accordance with treasury policy and cash management principles.

c.	All amounts collected by a Provider on behalf of a Recipient during the term of this Agreement shall be held by such Provider in a fiduciary capacity until paid over to the Recipient entitled thereto pursuant to this Agreement; provided that any premiums collected by a Provider on behalf of a Recipient shall be paid to such Recipient within fifteen (15) days of receipt by the Provider.

7.	Chief Financial Officer.

a.	The Chief Financial Officer of Holdings Ltd. (the “CFO”) or the CFO's duly authorized representative (the “Representative”) shall be responsible for allocation of expenses to the Receiving Parties. The CFO or the Representative may seek input from other areas but shall make the ultimate decision regarding the allocation of expenses.

b.	It shall be the responsibility of the CFO or the Representative to maintain fairness and equity of expense allocations and to ensure that such allocations are in conformity with customary insurance accounting practices consistently applied and in accordance with NAIC guidelines. It is the intention of the Parties that the Services provided under this Agreement will be provided at cost without an allowance for profit.

8.	Disputes Regarding Allocation. If a dispute arises between the Parties regarding the allocation of expenses and cannot be resolved between the Parties and the CFO or the Representative, the executive officers of the Parties may, at their option, negotiate a settlement related thereto. The CFO or the Representative shall be responsible for the operational aspects of any such settlement.

9.	Future Corporate Structure Changes. Unless otherwise agreed to by the Parties, (a) any legal entity that in the future becomes a direct or indirect subsidiary or affiliate of a Recipient after the Effective Date, shall, subject to the receipt of any acknowledgements, consents, or approvals required under applicable state or federal law, become a Party hereunder upon execution of a Joinder Agreement substantially in the form of Exhibit B attached hereto, and (b) any Party that ceases to be a direct or indirect subsidiary or affiliate of a Recipient after the Effective Date shall automatically be removed as a Party without the need for the execution and delivery of any additional instrument, certificate, agreement or other document, and a result of such removal, shall no longer be subject to the terms and conditions of this Agreement. Additionally, any existing legal entity that is a direct or indirect subsidiary or affiliate of a Recipient under this Agreement may become a Party hereunder upon execution of a Joinder Agreement substantially in the form of Exhibit B hereto.

10.	Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect unless otherwise terminated pursuant to Section 15. Notwithstanding the foregoing, the Parties agree to use their commercially reasonable efforts to renegotiate the terms of this Agreement at least once every three (3) years during the term of this Agreement.

11.	Limitation of Liability.

a.	IN NO EVENT SHALL PROVIDER BE LIABLE TO RECIPIENT OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

b.	IN NO EVENT SHALL PROVIDER'S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE AGGREGATE AMOUNTS PAID OR PAYABLE TO PROVIDER IN THE SIX (6) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

12.	Amendments. This Agreement may be amended, modified, or supplemented at any time by mutual consent of the Parties; provided, however, that any such amendment, modification or supplement must be in writing, executed by the Parties. Notwithstanding the foregoing, and except as otherwise agreed to by the Parties, an amendment, modification or supplement to this Agreement with respect to particular Parties affected by such amendment, modification or supplement is effective as it relates to such particular Parties; provided, however, that any such amendment, modification, or supplement is in writing and executed by the affected Parties, and the Agreement shall remain in full force and effect with respect to the remaining Parties to the Agreement.

13.	Entire Agreement. This Agreement and any and all addenda, schedules or exhibits attached to this Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all previous proposals, negotiations, representations, commitments, writings and all other communications among the Parties with respect to the subject matter of this Agreement, both oral and written. In the event of any conflict between this Agreement and any other prior agreements or understandings, the terms of this Agreement shall control.

14.	Non-Assignability. The rights, obligations, duties, and authority under this Agreement are not assignable by the Parties.

15.	Termination.

a.	This Agreement may be terminated by the mutual agreement of the Parties.

b.	The participation of a Recipient in this Agreement may be terminated by any such Recipient (i) upon ninety (90) days prior written notice by the terminating Recipient to the other Parties or (ii) at an earlier time, upon the mutual agreement of such Recipient, the Provider, and other Recipients.

16.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Michigan, excluding the choice of law rules thereof.

17.	Records. All books and records of a specific insurance company's business (including all books and records developed or maintained under or related to this Agreement) are owned by, and are the property of, the specific insurance company and shall remain under the control of such insurance company. As a general matter, each individual insurance company and all appropriate regulatory authorities shall have access to all records relating to the business within a reasonable time, such timeframe to depend upon the nature and complexity of the request and the physical location of such records at the time of the request. In the event any Party that is an insurance company is placed in receivership or seized by MIDIFS, the BMA, or other regulatory authority, as applicable, (i) all of the rights of such insurance under this Agreement shall extend to the receiver, MIDIFS, the BMA, or other regulatory authority, as applicable and (ii) all books and records of such insurance company will immediately be made available to the receiver, MIDIFS, the BMA, or other regulatory authority, as applicable, and shall be turned over to such receiver or other regulatory authority immediately upon request.

18.	Notices. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including email or facsimile) or overnight courier, or five (5) calendar days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Aspida Life Insurance Company:

Aspida Life Insurance Company

2327 Englert Drive

Durham, NC 27713

Attention: Telephone No.: (919) 205-0669

Email: legal.notices@aspida.com

If to Aspida Financial Services, LLC

Aspida Financial Services, LLC
2327 Englert Drive

Durham, NC 27713

Attention: Legal Department
Telephone No.: (919) 246-3358
Email: legal.notices@aspida.com

If to Aspida Holdings Ltd.

Aspida Holdings Ltd.

22 Victoria Street, Canon's Court

Hamilton, Bermuda HM 12

Attn: Lou Hensley

Telephone: (919) 864-2407

Email: lou.hensley@aspida.com

If to Aspida Holdings, LLC

Aspida Holdings LLC

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Attn: Legal Department

Telephone: (919) 246-3358

Email: legal.notices@aspida.com

If to Aspida Risk Advisors LLC

Aspida Risk Advisors LLC

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Attn: Anton Feingold

Telephone: (310) 201-4166

Email: legal.notices@aspida.com

19.	Severability. Except as otherwise provided in this Agreement, in the event that any provision of this Agreement is declared null and void by any court of law, the remainder of the provisions of this Agreement shall remain in full force and effect.

[The rest of this page is intentionally left blank; Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date first written above.

ASPIDA FINANCIAL SERVICES, LLC	ASPIDA HOLDINGS, LLC

Name: Lou Hensley	Name: Lou Hensley
Title: Chief Executive Officer and President	Title: Chief Executive Officer and President

ASPIDA HOLDINGS LTD.	ASPIDA RISK ADVISORS, LLC.

Name: Lou Hensley	Name: Lou Hensley on behalf of the Sole Member
Title: Chief Executive Officer and President	Title: CEO and President of Aspida Holdings, LLC, the Sole Member of Aspida Risk Advisors, LLC

ASPIDA LIFE INSURANCE COMPANY

Name: Lou Hensley
Title: Chief Executive Officer and President

Exhibit A

Services

Operational Services. The Provider's employees may perform some or all of the following operational services on behalf of the Recipient:

i.	Field acquisition services (including, but not limited to advertising, solicitation and underwriting);

ii.	Policy processing and administration services;

iii.	Data processing services;

iv.	Accounting services;

v.	Actuarial services;

iv.            Investment accounting services;

vi.	Cyber security protection services;

vii.	Information technology services; and

viii.	Other necessary operational services or functions.

Administrative Services. The Provider's employees may perform some or all of the following administrative services on behalf of the Recipient:

i.	Payroll administration;

ii.	Benefits administration;

iii.	Investment administration (however, in the performance of such services, and the investment services stated in Section iv. above, the deposit and maintenance of all individual insurance company's funds and assets shall be in accounts in the insurance company's own name and all such funds and assets are the exclusive property of the insurer, held for the benefit of the insurer and are subject to the control of the insurer);

iv.	Legal and compliance administration;

v.	Internal audit administration;

vi.	Human resource administration;

vii.            Communications administration;

viii.	Financial administration (including, but not limited to, treasury services, financial reporting, management reporting, financial planning, budgeting, tax planning, consulting and reporting);

ix.	Cash administration services (including, but not limited to, the collection of cash, the transfer of premium receivables, the payment of claims and other expenses and the establishment of bank accounts for such purposes); and

x.	Other necessary administrative services.

As to the Administrative Services mentioned in Item (iii) above, all investments made by ALIC must be made in accordance with the applicable provisions of Chapter 9 of the Michigan Insurance Code of 1956 and related regulations.

EXHIBIT B

JOINDER AGREEMENT

Pursuant to, and in accordance with, Section 9 of the Cost Sharing Agreement made effective as of the 1st day of January, 2022 by and among Aspida Life Insurance Company, Aspida Financial Services, LLC, Aspida Holdings Ltd., Aspida Holdings, LLC and Aspida Risk Advisors LLC (the “Cost Sharing Agreement”), [COMPANY NAME] (the “New Party”) hereby acknowledges that it has received and reviewed a complete copy of the Cost Sharing Agreement and agrees that upon execution and delivery of this Joinder Agreement, such New Party shall become a party to the Cost Sharing Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Cost Sharing Agreement as though an original party thereto.

Notices provided to [COMPANY NAME] pursuant to Section 18 of the Cost Sharing Agreement shall be sent to the physical and email address provided below.

[COMPANY NAME]

[COMPANY ADDRESS]
[COMPANY ATTN]

[EMAIL]

[TELEPHONE NUMBER]

[COMPANY NAME]
(the “New Party”)

By:

Name:

Title:

Date: